Exhibit 10.13

Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into effective as of October 16, 2006 (the “Effective Date”) by and between Innovive Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and J. Gregory Jester (“Employee”), a citizen and resident of Connecticut. This Agreement is being executed contemporaneously with the Nonsolicitation, Nondisclosure and Developments Agreement attached hereto as Exhibit A (the “NNDA”).

NOW, THEREFORE, for and in consideration of the premises and mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereinafter set forth, the parties hereto enter into this Agreement and agree as follows.

1. DUTIES. Employee shall perform all assigned duties competently, diligently and efficiently and shall follow the reasonable and lawful instructions and directions of the Chief Executive Officer and the Board of Directors of the Company. Employee shall serve as Chief Financial Officer of the Company and will be a full-time employee of the Company and shall devote all of his professional time to his duties for the Company. Employee further agrees that while employed by the Company, Employee will not be employed or engaged by any third party without first obtaining the prior written consent of the Company.

2. COMPENSATION. The Company will pay Employee for services rendered hereunder at the rate of $190,000 per year, less all applicable local, state and federal taxes and any other deductions required by law or properly authorized by Employee, payable in accordance with the Company’s usual payroll practices (the “Base Pay”), which amount may be increased or decreased from time to time by the Board of Directors of the Company. The Employee will be eligible to receive performance-based bonuses up to 50% of his Base Pay in the discretion of the Board of Directors. In addition, subject to the terms of a separate stock option agreement between Employee and the Company (which will include a vesting schedule), Employee will receive an option (in the form of an incentive stock option if permitted by law) to purchase 90,000 shares of the Company’s common stock at an exercise price of $3.96 per share.

3. OTHER BENEFITS. Employee may participate in any of the Company’s benefit plans or programs available to similarly situated employees, provided, however, that Employee’s participation is subject to the applicable terms, conditions and eligibility requirements of any such plans and programs, as they may exist from time to time.

4. RESTRICTIVE COVENANTS.

(a) Employee agrees that, while employed or retained by the Company in any capacity and for a period of one (1) year following the termination of Employee’s employment relationship with the Company, by either party for any reason whatsoever, Employee shall not, without the prior written consent of the Board of Directors, directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder of any company or business, engage in any business activity that directly or indirectly competes with the Company, in any position that is substantially similar to the position Employee held with the Company (i.e., a “C-level” position) or in any position in which Employee’s use or disclosure of the Company’s confidential information or trade secrets would benefit Employee or a third party employing or engaging Employee. Employee agrees that the foregoing restriction applies throughout the United States, but applies only to any products or services being developed, marketed, distributed, sold or otherwise provided by the Company in the pharmaceutical field. Employee’s ownership of not more than one percent (1%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or on the Nasdaq Stock Market shall not be deemed, in and of itself, to violate the prohibitions of this paragraph.

(b) Employee acknowledges that the nature of the Company’s business and the services he renders to the Company are such that it would be unfair to permit him to perform services for or otherwise engage in any competing business during the period specified in Section 4(a) regardless of the location in the United States. Employee acknowledges and agrees that the time and territory of the restrictive covenants contained in this Section are necessary for the protection of the Company’s legitimate business interests and do not unfairly restrict Employee’s ability to hold gainful employment.

5. RIGHT TO INJUNCTION. Employee agrees that any breach of this Agreement by him will cause irreparable damage to the Company. In the event of such breach or threatened breach, the Company shall have, in addition to any and all remedies at law, the right to an injunction, specific performance and other equitable relief to prevent Employee’s violation or threatened violation of his obligations hereunder.

6. CONSIDERATION TO EMPLOYEE. In consideration of Employee’s execution of this Agreement, the Company agrees to employ Employee, subject to Section 7 below. In addition, upon Employee’s termination by the Company without “Cause” (as defined below) or termination of employment by Employee for “Good Reason” (as defined below), subject to the conditions of this Agreement, the Company will:

(a) pay to Employee an amount equal to 6 months Base Pay, which shall be payable on the Company’s regular payroll schedule; and

(b) continue to pay for Employee’s health insurance (or reimburse Employee the premiums payable by Employee for the continuation of health insurance benefits, at the level provided to Employee immediately before such termination of employment) until the earlier of 6 months from such termination or until Employee obtains comparable coverage from a third party.

Any payments required to be made by the Company pursuant to this Section 6 shall be reduced by any applicable withholdings for taxes and other withholdings authorized by Employee or required by law. In addition, the Company’s obligation to provide the foregoing benefit is conditioned upon Employee executing and delivering (and not revoking) a separation agreement satisfactory in form and content to the Company, including but not limited to Employee’s agreement not to disparage the Company, Employee’s agreement to release all claims or potential claims against the Company and a reaffirmation of the restrictive covenants set forth in this Agreement and the NNDA.

For the purposes of this Agreement, “Cause” is defined as the Company’s determination that (i) Employee has materially breached this Agreement or the NNDA; (ii) Employee’s has neglected his duties and responsibilities to the Company; (iii) Employee has failed to follow reasonable directions of the Chief Executive Officer or Board of Directors, which failure continues for more than five (5) days after written notice to Employee; (iv) Employee has engaged in willful or reckless misconduct that is injurious to Company; (v) Employee has committed a a criminal act by Employee that results in an active sentence of at least ten (10) days imprisonment or conviction of a felony; (vi) Employee has engaged in any dishonest, fraudulent or illegal action with respect to the Company (including but not limited to embezzlement, theft or misappropriation) or (vi) Employee has engaged in any act or omission that is grossly negligent; (vii) Employee has engaged in any act or omission that intentionally violates the

Company’s policies or rules, including without limitation any act of harassment or insider trading. For purposes of this Agreement, “Good Reason” is defined as (i) a reduction of Base Pay below that amount set forth in Section 2 hereof without Employee’s consent or without a similar percentage decrease for all employees of a similar level; or (ii) a material reduction in Employee’s duties without Employee’s consent, provided that a change in Employee’s specific title or duties will not constitute Good Reason so long as following any such change Employee’s title and duties are commensurate with a position as a key employee as such term is generally understood.

Upon termination of Employee’s employment with the Company, Employee shall be entitled to receive payment for all accrued and unpaid Base Pay. Eligibility and timing of payment of accrued vacation and unreimbursed expenses will be pursuant to the Company’s then-prevailing policies.

7. EMPLOYMENT AT-WILL. Employee understands and agrees that this Agreement does not create an obligation of the Company to continue Employee’s employment for any defined period of time, and that Employee’s employment relationship with the Company may be terminated by the Company or by Employee at any time for any or no reason with or without cause.

8. WAIVERS. Any waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

9. SEVERABILITY. The parties hereby agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then exist.

10. SURVIVAL. Sections 4, 5, 6, 7, 8, 9, 10, 11 and 12 of this Agreement shall survive the termination of this Agreement and Employee’s employment, by either party for any reason whatsoever, and shall be binding upon Employee’s heirs, executors, administrators and legal representatives.

11. ASSIGNABILITY; AMENDMENT; TERMINATION OF PRIOR AGREEMENT. The term “Company” shall include the company named on the first page of this Agreement and any of its subsidiaries, subdivisions or affiliates. This Agreement shall inure to the benefit of and be enforceable by the parties hereto and their successors and permitted assigns. This Agreement may not be assigned by Employee without the prior written consent of the Company. This Agreement may be amended only in a writing signed by each of the parties hereto.

12. GOVERNING LAW; VENUE; COUNTERPARTS. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of laws principles thereof. The parties agree that the courts sitting in New Castle County, Delaware shall have sole and exclusive jurisdiction over any disputes arising out of this Agreement. This Agreement may be executed in counterparts.

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IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as a sealed instrument as of the date first above written.

EMPLOYEE:

Signature:	/s/ J. Gregory Jester	(SEAL)
J. Gregory Jester

COMPANY:

Innovive Pharmaceuticals, Inc.

By:	/s/ Steven Kelly
Steven Kelly, CEO